Exhibit 10.1

2011 Supply Agreement for Dynamic Lithium Battery Materials

Party A:                      Henan Huanyu Sai Er New Energy Technology Co., Ltd.
Party B:                      Dalian Xinyang High-Tech Development Co., Ltd

With the national industrial structure adjustment in 2010 and continuous development of new energy automobiles, both parties have cooperated with each other and upgraded R&D for half a year, and the supply and use of raw materials can be satisfied. To further meet the demands of the market and expand in capacity, and achieve the work plan in 2011, after consultation, both parties have agreed to enter into this supply agreement for Year 2011.

1.
Party A is a company specialized in the development and manufacturing of the new energy batteries, which is the pioneer of China 2nd battery industry. Party B is a relatively large-size manufacturer of lithium battery cathode materials in China. To achieve the economies of scale and mutual advantage complement, after friendly consultation, Party B will supply Party A with the high quality raw materials for the manufacturing of batteries, that is lithium iron phosphate, so as to establish production strategic alliance.

2.
Both parties have agreed as follows: From January 1 2011 to the year end of 2011, Party B will supply Party A with lithium iron phosphate materials of no less than 470T/year. The supply schedule is as follows:

2011	January-February	25T/month
2011	March-June	35T/month
2011	July-December	50T/month

3.
Party B shall supply Party A with high quality products in a timely manner in accordance with Party A’s product quality criteria and provisions agreed by both parties, and ensure strict quality control in the production process. If possible, both parties shall strive to R&D, upgrade the lithium battery manufacturing technique and create brand effect.

4.
Based on the above supply schedule, Party A shall set the goal for next month before the 25th day of each month and inform Party B of such goal. Party B shall schedule its production and supply Party A with materials in a timely manner.

5.
Due to the market price change in raw materials, subject to the supply schedule herein, both parties should negotiate about the price each month and relevant commercial terms and conditions. If the purchase plan is affected due to failure to reach a consensus on price, Party A will not be responsible for it.

6.
Both parties have agreed to establish a strategic alliance with consideration of mutual advantage complement and cooperation. Therefore, either party shall not disclose or promulgate any cooperation details, especially the price which is trade secret, shall be limited solely to both parties.

7.
To increase the development of companies, reduce cost and exploit the advantages, both parties have agreed to have technique demonstration and seminars from time to time to ensure more stable manufacturing technique, more featured and competitive production chains.

8.	The minimum quantity for each batch product provided by Party B shall be 1T.

9.	It is agreed that Party B shall regularly arrange technical engineering staff to Party A to discuss and solve the problems in the production.

10.	This agreement is the cooperation basis for both parties. The detailed terms and conditions shall be subject to the monthly contract.

11.
Package requirement: The outer package for iron phosphate shall be plastic buckets, paper buckets and metal buckets. The inner package for iron phosphate shall be aluminum foil vacuum packaging. With pallet transportation (<=800KG per pallet).

Party A	:	Henan Huanyu Sai Er New Energy Technology Co., Ltd.
Tel	:
Representative	:
Date	:

Party B	:	Dalian Xinyang High-Tech Development Co., Ltd
Tel	:
Representative	:
Date	:	Nov. 2010

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